Exhibit 14.(a).4

CONSENT

I hereby consent to the inclusion of the summary of my appraisal of Blue Square's investment property under the captions “Summary of Significant Accounting Policies” (note 2e) and “Investment Property” (note 7) in the consolidated financial statements of Blue Square-Israel Ltd. contained in the Annual Report on Form 20-F of Blue Square-Israel Ltd. for the year ended December 31, 2008., filed with the Securities and Exchange Commission, and to the incorporation by reference of such summary in the previously filed Registration Statement on Form S-8 (No. 333-149175) of Blue Square-Israel Ltd.

Tel Aviv, Israel	/s/ Katzir Friedman Barak & Co.
June 23, 2009	Katzir Friedman Barak & Co.
Economic & Real Estate Appraisal